Media Contact:
                                                  Julie Godfrey
                                                  Tel: 952-843-7707
                                                  Email: Julie.godfrey@corvu.com

For immediate release:

                 CORVU REPORTS PROFITABLE SECOND QUARTER RESULTS

Minneapolis - Wednesday, January 17th, 2007 - CorVu(R) Corporation (OTC BB:
CRVU), an innovative provider of Performance Management software solutions, today announced financial results for the second quarter ended December 31, 2006 of its fiscal year (FY) 2007. Revenues totaled $3.6 million and net income totaled $238 thousand.

"We are pleased to report solid results for the quarter," said Joseph Caffarelli, president and CEO of CorVu Corporation. "Total revenue increased 23% compared to the first quarter of our fiscal year while license revenue more than doubled. Revenues for the second quarter totaled $3.6 million, a decrease from the $4.2 million in revenues reported for the same period last year, which included a one-time order of $0.6 million from a non-U.S. defense agency." Caffarelli commented further, "We are continuing to see benefits from our focused efforts with both our channel partners and our direct sales force. Our pipeline remains strong, our cash position is good, and our team continues to execute on our sales initiatives globally. With the last half of our fiscal year still ahead, we continue to gain additional momentum."


Second Quarter Financial Highlights:

o Total revenue of $3.6 million for the quarter, an increase of 23% from the previous quarter, but down 14% from the same period last year which included the one time non-U.S. defense agency transaction
o     License revenue of $1.4 million, a 119% increase over the previous quarter
o Total expenses for the quarter were $3.35 million, compared to $3.28 million in first quarter FY2007, reflecting higher sales commissions incurred during the quarter. Expenses decreased 12% as compared to the same period last year
o Operating income totaled $0.2 million for the quarter, compared to an operating loss of $0.4 million for first quarter FY2007 and an operating income of $0.4 million for the same period last year
o Cash at December 31, 2006 totaled $2.7 million versus $2.3 million at December 31, 2005

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o     Year-to-date revenue totaled $6.5 million down 13% from a year ago, while operating expense declined 9%. Year-to-date operating loss totaled $0.1 million versus operating income of $0.2 million for the same period last year.


Forward Looking Statements

This announcement contains statements regarding the Company's future revenues and its future performance that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) anticipated orders as reflected in our pipelines will not be placed, (ii) license revenue will not continue to increase, (iii) focused efforts will not result in benefits to our channel partners and our direct sales force, (iv) sales initiatives executed will not result in improved operations and (v) the last half of the year will not be substantially better than the first half. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.


About CorVu Corporation

A pioneer in Balanced Scorecard software and reporting dashboards, CorVu has been a leader in automating business performance management practices for more than 10 years. CorVu's innovative software uniquely combines performance metrics, initiatives, budgeting and planning, risk management, and reporting in a single application. The CorVu solutions are purpose-built applications that are easy to use, scalable, and rapidly deployable. For more information about CorVu, please visit www.corvu.com.


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Supplementary Information:

CorVu Corporation Summary Financial Statements
For the Periods ended December 31, 2006 and 2005
(U.S. dollars)

Three months ended December 31, 2006 and 2005:

                                                         2006            2005
                                                     -----------     -----------

Total Revenues                                       $ 3,589,081     $ 4,172,822

Total Cost & Expenses                                  3,350,269       3,802,104

Operating Income                                         238,812         370,718

Net Income                                               237,540         348,663

Net income per common share- basic                          0.00            0.01

Net income per common share- diluted                        0.00            0.01


Six months ended December 31, 2006 and 2005:

                                                         2006            2005
                                                     -----------     -----------

Total Revenues                                       $ 6,506,659     $ 7,465,702

Total Cost & Expenses                                  6,627,445       7,308,421

Operating Income (Loss)                                 (120,786)        157,281

Net Income (Loss)                                       (123,327)        112,744

Net income per common share- basic                         (0.00)           0.00

Net income per common share- diluted                       (0.00)           0.00


Cash & Cash Equivalents                              $ 2,659,636     $ 2,274,381


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